PRESS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue
Seattle, Washington 98104

CONTACTS:

	Jeffrey S. Musser	Bradley S. Powell	Geoffrey Buscher
	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director - Investor Relations
	(206) 674-3433	(206) 674-3412	(206) 892-4510

FOR IMMEDIATE RELEASE

EXPEDITORS ANNOUNCES LISTING TRANSFER TO NEW YORK STOCK EXCHANGE

SEATTLE, WASHINGTON – November 9, 2023, Expeditors International of Washington, Inc. (NASDAQ:EXPD) today announced that it is transferring the listing of its common stock to the New York Stock Exchange (“NYSE”) from the Nasdaq Stock Market LLC (“Nasdaq”). Expeditors’ common stock is expected to begin trading on the NYSE on Tuesday, November 21, 2023, and will continue to be traded under its current ticker symbol “EXPD." Expeditors’ common stock is expected to continue to trade on Nasdaq until the close of the market on Monday, November 20, 2023.

“After 40+ years dedicated to our people, our communities, and our shareholders, we believe it is fitting that we align ourselves with the New York Stock Exchange, which has been the exchange of choice for so many of the world’s leading publicly traded corporations for more than 200 years,” said Jeffrey S. Musser, President and Chief Executive Officer. “We look forward to partnering with the NYSE as we continue to grow our company and generate long-term value for our shareholders.”

Lynn Martin, NYSE President, added, “We’re thrilled to welcome Expeditors to the New York Stock Exchange. With 70% of the S&P 500 listed on the NYSE, Expeditors will feel right at home with their large-cap peers who continue to set the pace for global innovation.”

Expeditors is a global logistics company headquartered in Seattle, Washington. The Company employs trained professionals in 176 district offices and numerous branch locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing and distribution and customized logistics solutions.